Exhibit 99.1

Investor Inquiries:
Gregory C. Thompson
(440) 329-6111

INVACARE CORPORATION REPORTS THIRD QUARTER RESULTS

ELYRIA, Ohio – (October 30, 2007) – Invacare Corporation (NYSE: IVC) today announced its financial results for the third quarter and nine months ended September 30, 2007.

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the third quarter were $.36 ($11.6 million net earnings after tax) as compared to earnings per share for the same period last year of $.30 ($9.7 million net earnings after tax).  Adjusted earnings per share* were $.54 for the third quarter of 2007 as compared to $.38 for the third quarter last year.  The third quarter 2007 net earnings and adjusted net earnings** include a one-time net tax benefit of $6.3 million, primarily attributable to new tax laws adopted in Germany which reduced the Company’s tax rates and the corresponding German net deferred tax credits.  Adjusted earnings per share* excluding the one-time tax benefit were $.34 for the third quarter of 2007.  Adjusted earnings per share* for the quarter excludes the impact of restructuring charges of $3.4 million pre-tax as compared to $2.9 million pre-tax last year.  Adjusted net earnings** for the quarter excluding restructuring charges were $17.2 million versus $12.2 million last year.  Net sales for the quarter increased 7.3% to $407.3 million versus $379.5 million last year.  Acquisitions increased net sales by one percentage point and foreign currency translation increased net sales by three percentage points.

Organic net sales for the quarter grew 3.5% over last year driven by European organic net sales growth of 10.6% and Invacare Supply Group (ISG) net sales growth of 12.5%.  European net sales growth continues to be driven by volume increases in most regions.  ISG supplies growth continues to be driven by home delivery program sales to large providers and volume increases in enterals and incontinence product lines.  North America/HME (NA/HME) net sales declined by .4% for the quarter as compared to last year reflecting the improved stability and sequential improvement of this business segment as compared to revenue declines in the first half of the year of 4.4%.

The Company’s previously announced cost reduction and profit improvement initiatives are on track through the first nine months of the year.  The benefits achieved from the cost reduction initiatives, principally related to product sourcing savings, headcount reductions, and manufacturing consolidation, totaled $25 million for the first nine months of 2007, which was slightly better than the Company’s expectations.  However, as expected, this benefit was offset by continued pricing pressures and product mix shift toward lower margin product in the U.S. as a result of Medicare related reimbursement changes.

Gross margin as a percentage of net sales for the third quarter was lower by one percentage point compared to last year’s third quarter, primarily due to competitive pricing pressures in the U.S., an unfavorable change in product mix away from high-end products and increased freight costs.  As compared to the second quarter of 2007, gross margins as a percentage of sales improved by .3 percentage points driven by the cost reduction initiatives and increased sales volumes.

Selling, general and administrative expense (SG&A) increased 4.7% to $92.5 million in the quarter compared to $88.4 million in the third quarter last year.  Foreign currency translation and acquisitions each increased SG&A expense by two percentage points.  SG&A expense also increased when compared to the third quarter of last year as a result of accrual of bonus expense in 2007, increased stock option expense resulting from the change in accounting treatment for stock options which became effective in 2006, and higher amortization of fees related to the Company’s new debt agreements.  After adjusting for these items, SG&A declined 2.3% as a result of the Company’s ongoing cost reduction activities.

Loss per share on a GAAP basis for the nine months ended September 30, 2007 was $.18 ($5.8 million net loss) as compared to earnings per share for the same period last year of $.62 ($19.9 million net earnings). Adjusted earnings per share* were $.72 for the first nine months of 2007 as compared to $.85 for the first nine months of last year.   Adjusted earnings per share* for the nine months ended September 30, 2007, excludes the impact of:

·	$8.4 million pre-tax charge compared to a $10.0 million pre-tax charge last year related to restructuring activities with severance costs being the largest component, and
·	$13.4 million pre-tax expense in 2007 related to debt refinancing costs consisting primarily of make whole payments to debt holders, incremental interest and write-off of debt issuance costs.

Adjusted net earnings** for the nine months ended September 30, 2007 excluding restructuring charge and debt refinancing costs were $23.0 million versus $27.4 million last year. The year to date 2007 net earnings and adjusted net earnings** include a one-time net tax benefit in the third quarter of $6.3 million ($.20 per share benefit), primarily attributable to new German tax laws adopted which reduced the Company’s tax rates and German net deferred tax credits.  Adjusted earnings per share excluding the one-time tax benefit was $.52 for the first nine months of 2007.  Net sales for the first nine months of 2007 increased 5.6% to $1.2 billion versus $1.1 billion last year.  Acquisitions increased net sales by one percentage point and foreign currency translation increased net sales by three percentage points.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, “Our European business continues to perform well with double digit sales and profit improvement over last year.  This business benefited from both volume increases as a result of market share gains as well as continued benefits of our cost reduction initiatives.  While net earnings in our NA/HME segment continue to be down from last year, sequentially NA/HME earnings before taxes increased 29% from second quarter of 2007 as a result of continued cost reduction initiatives.  We continue with cost reduction as our top priority and are encouraged by the improving organic net sales growth trends.  Third quarter free cash flow*** totaled $29.0 million, a significant improvement over the first half of the year.”

NORTH AMERICA/HME (NA/HME)

For the quarter ended September 30, 2007, NA/HME net sales declined .4% to $167.6 million compared to $168.3 million in the same period last year, driven primarily by sales declines in the Respiratory product line.  Foreign currency increased net sales by less than a percentage point.  Standard product line net sales for the third quarter increased 1.6% compared to the third quarter of last year driven by increased volumes in manual wheelchairs, patient aids and beds, partially offset by pricing reductions. Rehab product line net sales increased by .7% compared to the third quarter last year despite competitive pricing reductions as a result of Medicare reimbursement changes.  Excluding consumer power products, Rehab product line net sales increased 12% driven by volume increases in custom power wheelchairs and seating systems.  This growth is the result of successful new product introductions, principally the TDX® SP custom power wheelchair.  However this increase was offset by continued volume declines in the consumer power product line, primarily with national providers, along with competitive price reductions implemented in late 2006 due to Medicare reimbursement changes for these products.  Respiratory product line net sales declined 12.7% due to reduced unit volumes of oxygen concentrators resulting from the loss of one large national provider, continued inventory utilization programs by providers, and pricing declines in concentrators. HomeFill® oxygen system net sales increased for the quarter by only 2%, compared to significant double-digit increases in the first half of the year, due to the completed rollout by a large national provider.

For the quarter, NA/HME earnings before income taxes were $3.8 million, excluding restructuring charges of $.8 million pre-tax, as compared to earnings before income taxes of $5.5 million last year, excluding restructuring charges of $1.2 million pre-tax. The decline in profit before tax was largely due to Medicare reimbursement changes and competitive pricing conditions in Rehab, Standard and Respiratory product lines and higher freight costs.   These declines were partially offset by continuing cost reduction activities.

For the first nine months of the year, NA/HME net sales decreased 3.1% to $495.5 million versus $511.2 million last year.  Foreign currency increased net sales by less than one percentage point.  Earnings before income taxes decreased to $6.1 million, excluding restructuring charges of $3.6 million pre-tax, versus $22.8 million last year, excluding restructuring charges of $6.0 million pre-tax.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the quarter increased 12.5% to $64.1 million compared to $57.0 million last year driven by an increase in home delivery program sales primarily with larger providers and volume increases in enterals and incontinence product lines.  Earnings before income taxes for the quarter increased slightly to $.8 million as compared to $.7 million last year, excluding restructuring charges of $.7 million pre-tax, as a result of the increased volumes.

For the first nine months of the year, ISG net sales increased 12.0% to $188.4 million versus $168.2 million last year.  Earnings before income taxes decreased to $2.5 million as compared to $3.5 million last year, excluding restructuring charges of $.7 million pre-tax.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the quarter decreased by 11.3% to $20.4 million compared to $23.0 million last year primarily due to reduced purchasing by a large national account.  The closure of the Company’s case-good manufacturing facility, which was substantially completed during the third quarter, temporarily increased the lead times associated with product shipments which also negatively impacted sales for the quarter.  Foreign currency translation increased net sales by one percentage point. Earnings before income taxes decreased to a loss of $.3 million, excluding restructuring charges of $.2 million pre-tax, as compared to a profit of $1.5 million last year as a result of volume reductions and unfavorable foreign currency exchange rate movement of the Canadian dollar.

For the first nine months of the year, IPG net sales decreased 4.4% to $65.9 million versus $69.0 million last year.  Earnings before income taxes decreased to $.9 million, excluding restructuring charges of $.2 million pre-tax, as compared to $4.0 million last year.

EUROPE

For the quarter, European net sales increased 16.5% to $132.7 million versus $113.9 million last year.  Foreign currency translation increased net sales by six percentage points. For the quarter, earnings before income taxes were $14.0 million, excluding restructuring charges of $1.1 million pretax, as compared to $12.3 million last year, excluding restructuring charges of $.8 million pre-tax.  Net sales performance continues to be strong in most regions and increased profits were driven by volume increases, cost reduction initiatives and a weakening U.S. dollar.

For the first nine months of the year, European net sales increased 14.3% to $358.9 million versus $314.1 million last year.  Foreign currency translation increased net sales by seven percentage points. Earnings before income taxes were $26.4 million, excluding restructuring charges of $3.1 million pretax, as compared to $23.4 million last year, excluding restructuring charges of $2.3 million pre-tax.

ASIA/PACIFIC

For the quarter, Asia/Pacific net sales increased 30.7% to $22.6 million versus $17.3 million last year.  Foreign currency increased net sales by fourteen percentage points and acquisitions increased net sales by twenty-four percentage points.  For the quarter, loss before income taxes was $.5 million, excluding restructuring charges of $1.2 million pre-tax, as compared to a pre-tax loss of $1.9 million last year, excluding restructuring charges of $.2 million pre-tax.  Performance in this region continues to be negatively impacted by U.S. reimbursement uncertainty in the consumer power wheelchair market, resulting in decreased sales of microprocessor controllers by Invacare’s New Zealand subsidiary along with negative foreign currency impacts.  The Company continued to benefit from cost reduction initiatives in the region.

For the first nine months of the year, Asia/Pacific net sales increased 32.4% to $66.8 million versus $50.4 million last year.  Foreign currency increased net sales by twelve percentage points and acquisitions increased net sales by twenty-six percentage points.  Loss before income taxes was $2.3 million, excluding restructuring charges of $1.5 million pre-tax, as compared to a pre-tax loss of $4.5 million last year, excluding restructuring charges of $.9 million pre-tax.

FINANCIAL CONDITION

Total debt outstanding was $570.3 million at the end of the third quarter, resulting in a debt-to-total-capitalization ratio of 53.1% versus 53.9% at the end of the second quarter of 2007 and 54.1% at the end of last year.  The decrease in the debt-to-capitalization ratio compared to year-end was the result of debt reduction during the year.

Free cash flow*** for the Company during the third quarter was $29.0 million and $28.1 million for the first nine months of the year.  The improvement in the third quarter free cash flow***, as compared to the second quarter cash flow of $16.4 million, was principally due to increased earnings, improved working capital management and the collection of an $11.8 million income tax receivable; offset by scheduled semi-annual interest payments that increased interest cash payments by $8.8 million.  The overall improvement in working capital was partially offset by an increase in inventories of $6.0 million primarily in NA/HME and Europe to support future sales programs and by delays in the implementation of the Company’s inventory reduction programs.  Free cash flow*** is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.

The Company’s cash and cash equivalents at the end of the third quarter were approximately $63.9 million, down from $82.4 million at the end of last year.  Days sales outstanding at the end of the third quarter was 64 days versus 67 days in the same period last year, and 66 days at the end of 2006.  Inventory turns were 4.8 versus 4.5 for the same period last year and 4.4 at the end of 2006.

OUTLOOK

The Company continues to execute the numerous cost reduction initiatives previously communicated and as described further below. As previously reported, the implementation of these initiatives will improve the Company’s operating margin and result in approximately $38 million of realized savings in 2007, including the $25 million already realized in the first nine months of the year.  The Company anticipates restructuring charges of approximately $12 million in 2007 relating to these actions.  Annualized savings from these initiatives implemented by the end of 2007 should approximate $52 million thereafter. The core initiatives remain as follows:

·     Organization and infrastructure rationalization.

·	Product line simplification.

·	Reduction of fixed costs through further product and sub-assembly outsourcing.

·	Rationalization of facilities.

·	Global standardization of products and product technologies.

For fiscal year 2007, the Company is updating and providing the following guidance:

·	Organic growth in net sales of approximately 2%, excluding the impact from acquisitions and foreign currency translation adjustments.

·	Adjusted earnings per share* of $1.15 to $1.25 which includes the third quarter one-time German tax benefit of $0.20.

·     Free cash flow*** between $45 million and $50 million.

Commenting on the Company's anticipated results, Mixon said, “Throughout 2007 cost reduction has been our top priority.  Most of the initiatives necessary to achieve the $38 million cost reduction objective are now in place.  With the $25 million achieved through the third quarter, we remain confident in our cost reduction objectives and we have begun to refine our plans for a new round of structural cost reductions to support our 2008 plans.  The continuing cost reductions coupled with stabilized pricing should enable us to achieve sequentially improved profit before taxes in the fourth quarter compared to third quarter and higher than fourth quarter earnings last year.

CMS continues to move forward with the implementation of competitive bidding in 10 MSA’s with the bid awards effective as of July 1, 2008.  There continues to be discussion in Washington regarding the possibility of proposed Medicare changes later this year.  We continue to work for the industry and lobby against oxygen reimbursement reductions and against elimination of the power wheelchair first month purchase option.  However, at this point it is still possible oxygen reimbursement cuts will be included in a Medicare bill, as could the power wheelchair issue.  We continue to believe that should reimbursement reductions occur, new oxygen technologies such as our HomeFill product will remain at current reimbursement levels.

HomeFill sales continue to gain traction.  During the quarter, revenues were relatively flat with the prior year due to the completed roll-out by one national provider.  HomeFill growth continues with smaller providers and all providers continue to evaluate the compelling benefits of this product.

Continuing to execute with a strong finish in the fourth quarter should position us for solid earnings improvement in 2008.”

*Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company’s debt refinancing divided by weighted average shares outstanding – assuming dilution.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

**Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company’s debt refinancing.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

***Free cash flow is a non-GAAP financial measure, which is defined as net cash provided by operating activities, excluding cash related restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 5,700 associates and markets its products in 80 countries around the world.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast”,” believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; changes in government and other third-party payer reimbursement levels and practices; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions in our bank credit agreement or other debt instruments that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

###

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007	2006
Net sales	$407,303		$379,462		$1,175,475	$1,112,930
Cost of products sold	291,852	*	268,397	*	851,022 *	795,004	*
Gross profit	115,451		111,065		324,453	317,926
Selling, general and administrative expense	92,536		88,372		274,153	260,348
Charge related to restructuring activities	2,994		2,356		7,807	8,353
Debt finance charges, interest and fees associated with debt refinancing	22		-		13,403	-
Interest expense – net	10,860		8,144		31,976	22,747
Earnings (loss) before income taxes	9,039		12,193		(2,886)	26,478
Income taxes (benefit)	(2,600)		2,500		2,925	6,625
Net earnings (loss)	$11,639		$9,693		$(5,811)	$19,853

Net earnings (loss) per share – basic	$0.37		$0.31		$(0.18)	$0.63
Weighted average shares outstanding – basic	31,844		31,813		31,836	31,778

Net earnings (loss) per share – assuming dilution	$0.36		$0.30		$(0.18)	$0.62
Weighted average shares outstanding – assuming dilution **	31,958		31,890		31,836	32,083

* Cost of products sold includes inventory markdowns resulting from restructuring of $375 and $620 for the three and nine-month periods ending September 30, 2007, respectively; as compared to $572 and $1,644 for the three and nine-month periods ending September 30, 2006, respectively.

** Net earnings (loss) per share assuming dilution calculated for nine-month period ending September 30, 2007 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net earnings (loss)	$11,639	$9,693	$(5,811)	$19,853
Interest expense	11,412	8,829	33,525	24,748
Income taxes (benefit)	(2,600)	2,500	2,925	6,625
Depreciation and amortization	10,529	9,900	32,409	28,996
EBITDA	30,980	30,922	63,048	80,222
Restructuring charges	3,369	2,928	8,427	9,997
Debt finance charges, interest and fees associated with debt refinancing	22	-	13,403	-
Bank fees	720	697	2,200	2,110
Stock option expense	710	365	1,787	940
Adjusted EBITDA	$35,801	$34,912	$88,865	$93,269

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing, bank fees and stock option expense.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net earnings (loss) per share – assuming dilution	$0.36	$0.30	$(0.18)	$0.62
Weighted average shares outstanding- assuming dilution *	31,958	31,890	31,836	32,083
Net earnings (loss)	$11,639	$9,693	$(5,811)	$19,853
Income taxes (benefit)	(2,600)	2,500	2,925	6,625
Earnings (loss) before income taxes	9,039	12,193	(2,886)	26,478
Restructuring charges	3,369	2,928	8,427	9,997
Debt finance charges, interest and fees associated with debt refinancing	22	-	13,403	-
Adjusted earnings before income taxes	12,430	15,121	18,944	36,475
Income taxes (benefit)	(4,730)	2,954	(4,100)	9,125
Adjusted net earnings	$17,160	$12,167	$23,044	$27,350
Weighted average shares outstanding- assuming dilution	31,958	31,890	31,910	32,083
Adjusted earnings per share – assuming dilution	$0.54	$0.38	$0.72	$0.85

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company’s debt refinancing divided by weighted average shares outstanding – assuming dilution.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

* Net earnings (loss) per share – assuming dilution calculated for nine-months ended September 30, 2007 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $23,492,000 and $64,404,000 for the three and nine months ended September 30, 2007 and $27,809,000 and $76,655,000 for the same periods a year ago.  The information by segment is as follows:
(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues from external customers
North America / HME	$167,578	$168,322	$495,461	$511,214
Invacare Supply Group	64,068	56,952	188,440	168,202
Institutional Products Group	20,427	23,020	65,897	68,959
Europe	132,665	113,908	358,908	314,141
Asia/Pacific	22,565	17,260	66,769	50,414
Consolidated	$407,303	$379,462	$1,175,475	$1,112,930

Earnings (loss) before income taxes
North America / HME	$3,012	$4,282	$2,446	$16,750
Invacare Supply Group	806	48	2,417	2,834
Institutional Products Group	(441)	1,468	692	3,973
Europe	12,847	11,433	23,366	21,066
Asia/Pacific	(1,771)	(2,061)	(3,790)	(5,426)
All Other	(5,414)	(2,977)	(28,017)	(12,719)
Consolidated	$9,039	$12,193	$(2,886)	$26,478

Restructuring charges before income taxes
North America / HME	$810	$1,209	$3,621	$6,049
Invacare Supply Group	31	692	45	692
Institutional Products Group	163	13	172	38
Europe	1,123	848	3,064	2,286
Asia/Pacific	1,242	166	1,525	932
Consolidated	$3,369	$2,928	$8,427	$9,997

Debt finance charges, interest and fees associated with debt refinancing
All Other	$22	$-	$13,403	$-

Earnings (loss) before income taxes excluding restructuring charges and debt finance charges, interest and fees associated with debt refinancing
North America / HME	$3,822	$5,491	$6,067	$22,799
Invacare Supply Group	837	740	2,462	3,526
Institutional Products Group	(278)	1,481	864	4,011
Europe	13,970	12,281	26,430	23,352
Asia/Pacific	(529)	(1,895)	(2,265)	(4,494)
All Other	(5,392)	(2,977)	(14,614)	(12,719)
Consolidated	$12,430	$15,121	$18,944	$36,475
“All other” consists of unallocated corporate selling, general and administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.  In addition, the “All other” earnings (loss) before income taxes for 2007 includes debt finance charges, interest and fees associated with debt refinancing.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2007 (unaudited)	December 31, 2006
Current Assets
Cash, cash equivalents and marketable securities	$63,904	$82,393
Trade receivables – net	267,926	261,606
Inventories – net	204,626	201,756
Deferred income taxes and other current assets	84,871	110,003
Total Current Assets	621,327	655,758

Other Assets	184,868	170,319
Plant and equipment – net	166,618	173,945
Goodwill	509,389	490,429
Total Assets	$1,482,202	$1,490,451

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$151,764	$163,041
Accrued expenses	143,583	147,776
Accrued income taxes	2,545	12,916
Short-term debt and current maturities of long- term debt	5,325	124,243
Total Current Liabilities	303,217	447,976

Long-Term Debt	565,004	448,883
Other Long-Term obligations	109,803	108,228

Shareholders’ Equity	504,178	485,364
Total Liabilities and Shareholders’ Equity	$1,482,202	$1,490,451

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net cash provided by operating activities	$32,670	$12,468	$30,412	$37,281
Plus:
Net cash impact related to restructuring activities	2,250	2,460	10,951	7,707
Less:
Purchases of property and equipment, net	(5,930)	(5,763)	(13,238)	(15,489)
Free Cash Flow	$28,990	$9,165	$28,125	$29,499

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).